NEWS RELEASE

BIOFUEL ENERGY ANNOUNCES STOCK REPURCHASE PLAN

DENVER, COLORADO – OCTOBER 15, 2007 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF) today announced that its Board of Directors had approved a stock repurchase plan. The repurchase of up to $7.5 million of the Company’s common stock was authorized. Purchases will be funded out of cash on hand and made from time to time in the open market.

The Company believes it has adequate liquidity to initiate a repurchase program. It currently estimates that after completing construction of its first two plants, as much as $20.0 million of funds available under its $230.0 million of committed bank construction and working capital facilities will remain undrawn. In addition, the Company currently holds approximately $60.0 million of cash from its June public offering. In the course of its meeting, the Board confirmed that plans for a third greenfield facility should be placed on hold pending an improvement in the ethanol market.

Commenting, Thomas J. Edelman, the Company’s Chairman said, “We have been surprised and disappointed by the sharp decline in our share price over the past 90 days. The entire ethanol sector has traded down during the period, primarily in response to lower ethanol prices and the steady flow of news reports about a short term excess of ethanol production capacity. Regardless, we believe BioFuel’s share price has become significantly undervalued. That view is based on our assessment of the ethanol market over the next few years and its anticipated recovery as ethanol transportation and distribution infrastructure is constructed. Accordingly, we believe repurchasing shares at these prices represents an exceptional investment opportunity and are electing to utilize a portion of our capital in this way.”

Acquisitions of stock under the repurchase plan will be made from time to time as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. The plan may be discontinued at any time.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Factors that could cause actual results to differ from those anticipated are discussed in our Registration Statement on Form S-1.

BioFuel Energy is a development stage company currently engaged in constructing two 115 million gallons per year ethanol plants in the Midwestern corn belt. The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

###

Contact:	David J. Kornder Executive Vice President & Chief Financial Officer (303) 592-8110 dkornder@bfenergy.com	For more information: www.bfenergy.com